Exhibit 99.1

Contacts:	Michael H. Carrel
Executive Vice President and CFO
(952) 844-3113
mcarrel@ZAMBAsolutions.com

ZAMBA SOLUTIONS ANNOUNCES THIRD QUARTER RESULTS

MINNEAPOLIS – November 6, 2003 – ZAMBA Solutions (OTC BB: ZMBA) today announced its results for the fiscal third quarter ended September 30, 2003.  Revenues before reimbursement for direct costs were $2,479,000, compared to $2,449,000 for the third quarter of 2002.  Net loss was $237,000, or $.01 per share, compared to a net loss of $1,038,000 or $.03 per share for the third quarter of 2002.

“While I am disappointed in our revenue results for the quarter, I am encouraged by the progress we have made on several fronts, our response to the slight revenue shortfall, and our continued excellence in delivering the highest quality Customer Care services to our clients,” said Norm Smith, President and Chief Executive Officer.  “Specifically, to accelerate our plan to be a leading implementor of Microsoft based CRM, we have forged a strategic relationship with Axonom, an award winning software provider that significantly enhances Microsoft’s core CRM functionality. Axonom has more than 225 implementations of CRM on Microsoft’s platform, and we intend to build upon this success.  Additionally, to deal with the revenue shortfall in our core Customer Care services business, we have recently hired four new sales executives who are located in Toronto, Dallas, Los Angeles, and Minneapolis.   This sales team has backgrounds at CRM industry heavyweights such as PeopleSoft, Oracle, and Siebel.  Finally, our delivery team continues to amaze me as they have delivered world-class solutions for some of the best-run companies in the world, including Symbol Technologies, MBNA, The Union Bank of California, Genesis Crude Oil, MAMSI, Fleet Bank, and Direct Energy.  I believe these actions, combined with our continued quality delivery, and intense focus on cost controls will help return us to profitability.”

Conference Call Reminder

ZAMBA will hold a conference call to discuss the third quarter results for all interested parties today, November 6, 2003, at 9:30 a.m. CT. The conference call will be available to all interested parties via telephone and the Internet. To participate via telephone, interested parties must dial (800-289-0569) from within the U.S. or (913-981-5542) if dialing from outside the U.S. To listen to the call via the Web, go to http://www.zambasolutions.com/company/concalls.cfm.

Whether accessing the conference via phone or the Web, all participants are reminded to allow five to ten minutes prior to the scheduled start time of 9:30 a.m. CT in order to register and/or download any necessary software required to listen to the Internet broadcast.

In addition to the live teleconference, interested parties may hear a replay starting 12:30 p.m. CT and continuing for 14 days by dialing 888-203-1112 from within the U.S. or 719-457-0820 from outside the U.S. The conference ID number is 782980. ZAMBA’s second quarter conference call replay will also be available via ZAMBA’s Web site at http://www.zambasolutions.com/company/concalls.cfm, beginning approximately two hours after the conclusion of the call and continuing for 30 days.

About ZAMBA Solutions

ZAMBA Solutions is a premier customer care services company.  We help our clients be more successful in: acquiring, servicing, and retaining their customers.  Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints.

ZAMBA’s clients have included ADC, Aether Systems, Best Buy, Canon, GE Medical Systems, Direct Energy Essential Home Services, Fleet Bank, Hertz, General Mills, Microsoft Great Plains, Nikon, Northrop Grumman, Symbol Technologies, Towers Perrin, Union Bank of California, and Volkswagen of America. The company has offices in Minneapolis, San Jose and Toronto. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, our ability to fund our operations, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

“ZAMBA Solutions” is a trade name under which Zamba Corporation conducts operations.

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	September 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$473	$549
Accounts receivable, net	1,839	662
Unbilled receivables	247	470
Prepaid expenses and other current assets	117	507
Total current assets	2,676	2,188

Property and equipment, net	390	531
Other assets	55	102

TOTAL ASSETS	$3,121	$2,821

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Line of credit	$1,301	$298
Note payable	—	1,000
Current installments of long-term debt	—	266
Accounts payable	158	584
Accrued expenses	1,106	2,593
Deferred revenue	185	57
Deferred gain on sale of NextNet shares	—	25
Total current liabilities	2,750	4,823

Long-term debt, less current installments	—	164
Other long-term liabilities	81	164
Total liabilities	2,831	5,151

Common stock	389	388
Additional paid-in capital	86,077	86,060
Accumulated deficit	(86,176)	(88,778)
Total stockholders’ equity (deficit)	290	(2,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3,121	$2,821

ZAMBA CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS

(000’s omitted except for

per share information)

	For the three months ended September 30,		For the nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Professional services	$2,479	$2,449	$7,591	$7,679
Reimbursable expenses	241	168	759	686
Total revenues	2,720	2,617	8,350	8,365

Costs and expenses:
Project and personnel costs	1,526	1,859	4,482	7,776
Reimbursable expenses	241	168	759	686
Sales and marketing	304	246	829	1,582
General and administrative	839	1,599	2,384	6,175
Restructuring and unusual charges	—	—	—	3,321

Loss from operations	(190)	(1,255)	(104)	(11,175)

Other income (expense):
Gain on sale of NextNet shares	—	310	2,603	2,965
Interest income	—	1	—	12
Interest expense	(47)	(94)	(94)	(219)
Other income, net	(47)	217	2,509	2,758

Income (loss) before extraordinary item	(237)	(1,038)	2,405	(8,417)

Extraordinary gain from extinguishment of debt	—	—	198	—

Net income (loss)	$(237)	$(1,038)	$2,603	$(8,417)

Net income (loss) per share:
Basic	$(0.01)	$(0.03)	$0.07	$(0.22)
Diluted	$(0.01)	$(0.03)	$0.06	$(0.22)

Weighted average shares outstanding:
Basic	38,865	38,762	38,840	37,998
Diluted	38,865	38,762	40,973	37,998